Contact: Mitch Stoller
Ogilvy Adams & Rinehart
(212) 557-0100



CAROLCO PICTURES AND LIVE ENTERTAINMENT
ANNOUNCE SIGNING OF MERGER AGREEMENT



LOS ANGELES, August 12, 1994 -- Carolco Pictures Inc. (NYSE: CRC) and LIVE Entertainment Inc. (NYSE: LVE) announced today that they have signed a definitive merger agreement.

As previously announced, the merger will be structured as a tax free exchange whereby each Carolco stockholder will receive one share of newly issued LIVE common stock for each 5.5 shares of Carolco common stock currently held. The exchange ratio will be adjusted based on the market price of Carolco common stock prior to the consummation of the merger subject to two limitations designed to limit the effect of market fluctuations on both Carolco and LIVE stockholders. The number of Carolco shares to be exchanged for each share of LIVE will be adjusted upward, if necessary, so that the market value of Carolco shares to be exchanged for one share of LIVE is at least $3.00, but in no event will more than 6.5 shares of Carolco be exchanged for each share of LIVE. Likewise, the number will be adjusted downward, if necessary, so that the market value of Carolco shares to be exchanged is no more than $4.00, but in no event will fewer than 4.5 shares of Carolco be exchanged for each share of LIVE. As a result, the current LIVE stockholders will own between approximately 21% and 28% of the surviving corporation immediately following the closing of the merger and the remainder will be owned by the current Carolco stockholders. If the merger had closed today, the exchange ratio would have been 6.5 to 1. The corporation resulting from the merger will be named Carolco Entertainment Inc. Mario F. Kassar will be the Chairman of the Board and Chief Executive Officer of the new company.

The merger has been approved by the Boards of Directors of both companies.
The Seidler Companies Incorporated delivered its written opinion to the Carolco Board of Directors that the financial terms of the merger are fair to the unaffiliated stockholders of Carolco. Chemical Securities Inc., an affiliate of Chemical Bank, delivered its written opinion to the LIVE Board of Directors that the exchange ratio is fair to the unaffiliated stockholders of LIVE. Consummation of the merger, which is subject to, among other things, approval by regulatory agencies and the non-affiliated common stockholders of both companies, is expected by the end of 1994. The merger is also subject to the redemption of LIVE's Series B Cumulative Convertible Preferred Stock, certain amendments to various public and private securities of LIVE, the availability of ongoing financing commitments prior to the merger and other customary conditions to closing.

Daniels & Associates is acting as the financial advisor to Carolco management and Jefferson Capital Group, Ltd. is acting as the financial advisor to LIVE management in connection with the merger.

Pioneer LDCA, Inc. and its affiliates own approximately 41.2% of Carolco's voting stock and approximately 53.5% of LIVE's voting stock; Cinepole Productions B.V., an affiliate of Le Studio Canal+, owns approximately 17% of Carolco's voting stock and approximately 7.4% of LIVE's voting stock; and RCS Video International Services B.V. and its affiliates own approximately 5.7% of Carolco's voting stock and approximately 7.4% of LIVE's voting stock. MGM Holdings Corporation, an affiliate of Metro-Goldwyn-Mayer Inc., owns approximately 18.5% of Carolco's voting stock. Prior to consummation of Carolco's financial restructuring on October 20, 1993, Carolco owned approximately 36.7% of LIVE's voting stock.

Carolco is an entertainment company engaged in the financing, production and leasing of motion picture properties worldwide and is headquartered in Los Angeles, California. Carolco has produced such box office hits as "Total Recall," "Terminator 2: Judgment Day," "Basic Instinct" and "Cliffhanger."

LIVE is a diversified entertainment software supplier, distributor and retailer, headquartered in Los Angeles, California. LIVE is the parent company of L.A. based LIVE Home Video, a leading supplier of home video.

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